UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 21, 2017

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company (A Delaware Corporation) 30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia 30308 (404) 506-5000	58-0690070

001-11229	Mississippi Power Company (A Mississippi Corporation) 2992 West Beach Boulevard Gulfport, Mississippi 39501 (228) 864-1211	64-0205820
The names and addresses of the registrants have not changed since the last report.
This combined Form 8-K is filed separately by two registrants: The Southern Company and Mississippi Power Company.  Information contained herein relating to each registrant is filed by each registrant solely on its own behalf.  Each registrant makes no representation as to information relating to the other registrant.
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). (Response applicable to each registrant.)
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Matters.
See MANAGEMENT’S DISCUSSION AND ANALYSIS - FUTURE EARNINGS POTENTIAL - “Construction Program - Integrated Coal Gasification Combined Cycle” of The Southern Company (“Southern Company”), MANAGEMENT’S DISCUSSION AND ANALYSIS - FUTURE EARNINGS POTENTIAL - “Integrated Coal Gasification Combined Cycle - Rate Recovery of Kemper IGCC Costs” of Mississippi Power Company (“Mississippi Power”) and Note 3 to the financial statements of Southern Company and Mississippi Power under “Integrated Coal Gasification Combined Cycle - Rate Recovery of Kemper IGCC Costs” in each company’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “Form 10-K”). See also MANAGEMENT’S DISCUSSION AND ANALYSIS - FUTURE EARNINGS POTENTIAL - “Construction Program - Integrated Coal Gasification Combined Cycle” of Southern Company, MANAGEMENT’S DISCUSSION AND ANALYSIS - FUTURE EARNINGS POTENTIAL - “Integrated Coal Gasification Combined Cycle - Rate Recovery of Kemper IGCC Costs” of Mississippi Power and Note (B) to the Condensed Financial Statements under “Integrated Coal Gasification Combined Cycle - Rate Recovery of Kemper IGCC Costs” in each company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 for additional information regarding rate recovery for costs associated with Mississippi Power’s integrated coal gasification combined cycle project in Kemper County, Mississippi (the “Kemper IGCC”), including the order issued in July 2017 by the Mississippi PSC (the “Kemper Settlement Order”) directing Mississippi Power to pursue a settlement under which the Kemper County energy facility would be operated as a natural gas plant, rather than an integrated coal gasification combined cycle plant and establishing a related settlement docket (the “Kemper IGCC Settlement Docket”), including the request that any such proposed settlement agreement reflect: (1) at a minimum, no rate increase to Mississippi Power customers (with a rate reduction focused on residential customers encouraged); (2) removal of all cost risk to customers associated with the Kemper IGCC gasifier and related assets; and (3) modification or amendment of the certificate of public convenience and necessity (the “CPCN”) for the Kemper IGCC to allow only for ownership and operation of a natural gas facility.
On August 21, 2017, Mississippi Power and Denbury Resources, Inc., Central Mississippi Building and Construction Trades Council, East Mississippi Business Development Corporation and Ministerial Alliance Partnership reached a settlement agreement with respect to the matters in the Kemper IGCC Settlement Docket (the “Kemper Settlement Agreement”). Consistent with the terms of the Kemper Settlement Order, the Kemper Settlement Agreement provides: (1) the annual revenue requirement for 2018 Kemper IGCC-related costs would be $126 million, which would result in no rate increase for customers; (2) this annual revenue requirement would not include any recovery for the costs associated with the gasifier portion of the Kemper IGCC and Mississippi Power would not seek recovery for such costs in the future; (3) the CPCN for the Kemper IGCC would be modified to limit the Kemper County energy facility to natural gas combined cycle operation; and (4) Mississippi Power would, in the future, file a reserve margin plan with the Mississippi PSC.
The Mississippi PSC is expected to consider whether to approve the Kemper Settlement Agreement in the fourth quarter 2017.
In the event the Kemper Settlement Agreement is approved, Mississippi Power expects to incur additional pre-tax costs, which would not be recovered from customers, estimated at approximately $100 million to $200 million, in connection with the cancellation of the gasification portion of the Kemper IGCC.

The ultimate outcome of these matters cannot be determined at this time.

Cautionary Note Regarding Forward-Looking Statements
Certain information contained in this Current Report on Form 8-K is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning the Kemper Settlement Agreement and related regulatory proceedings and estimated cancellation costs. Southern Company and Mississippi Power caution that there are certain factors that could cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company and Mississippi Power; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in the Form 10-K and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: changes in tax and other laws and regulations to which Mississippi Power is subject, including potential tax reform legislation, as well as changes in application of existing laws and regulations; and actions related to cost recovery for the Kemper IGCC, including actions in the Kemper Settlement Docket and related legal or regulatory proceedings. Southern Company and Mississippi Power expressly disclaim any obligation to update any forward-looking information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2017	THE SOUTHERN COMPANY

	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary

MISSISSIPPI POWER COMPANY

	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary

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